Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of McMoRan Exploration Co. of our report dated September 28, 2010 relating to the Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties of Plains Exploration & Production Company, which appears in the Current Report on Form 8-K/A dated January 28, 2011. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 21, 2011